[Exhibit  99.1  -  Press  Release]

ANYTHING  INTERNET  ANNOUNCES  DIVIDEND

Colorado Springs, Colorado -- September 20, 1999 -- Anything Internet Corporation (OTC Bulletin Board: ANYI) announced today that the Board of Directors has approved a Rights Dividend to be issued to shareholders, payable on November 15, 1999. Shareholders of record as of September 29, 1999 will be entitled to the dividend.

For every 30 shares held, one right will be issued and entitle the holder to purchase one right unit at $7.50. Each right unit will consist of one share of ANYI class A common stock, one share of Anything Coffee Corporation (anyCoffee.com) that will have a transfer clause, and three warrants to purchase one share of ANYI common stock at the respective price levels of $15, $22.50 and $30.

Shareholders will have 60 days from the effective registration date to exercise their rights. The warrants are effective for 2 years from the date of issue. Anything Internet is currently working with a New York investment-banking firm to enhance shareholder value. This firm is also expected to eventually perform an underwriting for Anything Coffee Corporation, at which time the transfer clause on the Anything Coffee Corporation shares will be removed.

J. Scott Sitra, Anything Internet's President and CEO stated, "We are pleased to be able to reward our loyal shareholders with a dividend. We are pleased with where we have come from and excited about the future of our parent company, as well as our Anything Coffee subsidiary. Through this dividend, we look forward to sharing with our shareholders in the future successes of both companies."

About  Anything  Internet:

Anything Internet Corporation is a business-to-business E-commerce provider. Due to the company's tremendous success, they have recently branched out into other specialty retail products that are in high demand on the Internet. Anything Internet currently owns 5 Internet storefronts including, AnythingPC.com, AnythingUNIX.com, AnythingMAC.com, anyCoffee.com and AnythingBooks.com. The company enjoys over 1,000,000 page views per month and revenues have grown over 2000% from the same period last year.

To learn more about Anything Internet Corporation or to request a corporate package, please contact Paula Kane with Integrity Capital toll free at 877-318-1819 or by E-mail, paula@integritycapital.net.

Anything Internet Corporation, headquartered in Colorado Springs, Colorado with a business-to-business sales and support office in Tampa, Florida, is a publicly held Internet e-commerce holding company. Through its wholly-owned subsidiaries, Anything Internet operates Internet storefronts AnythingPC.com, AnythingMAC.com, AnythingUNIX.com, anyCOFFEE.com, and AnythingBOOKS.com where it sells over 201,000 different computer hardware, software and peripheral

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products,  more  than  100  different  specialty  coffees and one of the largest selections of books, magazines and music available. Anything Internet's e-commerce enabling technology provides its customers with exceptional product choices, superior pricing and delivery options, and easy-to-use search and purchase capabilities.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Anything Internet Corporation) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the high technology industry, plans for future expansion, various business development activities, planed capital expenditures, future funding sources, anticipated sales growth and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Anything Internet Corporation. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, changes in federal or state tax laws, and market competition factors. For a description of additional risks and uncertainties, please refer to Anything Internet's filings with the Securities and Exchange Commission.


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